Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS THIRD QUARTER 2022 RESULTS
Company Raises Full-Year 2022 Outlook
Board Increases Share Repurchase Authorization by $400 Million
Company Grows System-Wide Rooms by 4% and Development Pipeline by 10%
PARSIPPANY, N.J., October 25, 2022 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended September 30, 2022. Highlights include:
•Global RevPAR grew 12% compared to third quarter 2021 in constant currency.
•U.S. RevPAR grew 2% compared to third quarter 2021 and represents 110% of 2019 levels.
•System-wide rooms grew 4% year-over-year, including 1% of growth in the U.S. and 9% of growth internationally.
•Development pipeline grew 10% year-over-year to 212,000 rooms and U.S. development signings increased 82%, including 48 new construction projects for the Company's new extended-stay brand, bringing the total number to 120 since launch in March.
•Hotel Franchising segment revenues grew 9% year-over-year.
•Diluted earnings per share of $1.13 and adjusted diluted earnings per share of $1.21; net income of $101 million and adjusted net income of $108 million.
•Adjusted EBITDA of $191 million.
•Year-to-date net cash provided by operating activities of $349 million and free cash flow of $321 million.
•Returned $161 million to shareholders through $132 million of share repurchases and a quarterly cash dividend of $0.32 per share.

"With our brands delivering record U.S. RevPAR and our global development teams driving net unit growth towards the top end of our initial guidance, we are raising our full-year 2022 outlook. Despite the broader macro-economic climate, we are confident in the continued resiliency of our franchise model as we continue to invest in the business and generate substantial shareholder returns," said Geoffrey A. Ballotti, president and chief executive officer. "This quarter, we grew our development pipeline by 10%, surpassed our full-year development goal for our new extended-stay brand and completed the acquisition of our 23rd brand - Vienna House. We remain committed to a disciplined capital allocation strategy that will deliver outstanding value to our shareholders, guests, franchisees and team members in any environment."

Fee-related and other revenues was $375 million compared to $377 million in third quarter 2021, which included $34 million from the Company's select-service management business and owned hotels - both of which were exited in the first half of this year. On a comparable basis, fee-related and other revenues increased 9% year-over-year reflecting global constant currency RevPAR growth of 12% and higher license fees.

The Company generated net income of $101 million, or $1.13 per diluted share, compared to $103 million, or $1.09 per diluted share, in third quarter 2021. The decline in net income was primarily due to the exit of the Company's select-service management business and owned hotels, partially offset by higher adjusted EBITDA in the Company's hotel franchising segment. Adjusted EBITDA was $191 million compared to $194 million in third quarter 2021, which included a $10 million contribution from the Company's select-service management business and owned hotels - both of which were exited in the first half of this year. On a comparable basis, adjusted EBITDA increased 4% year-over-year reflecting higher fee-related and other revenues, partially offset by a 600 basis point unfavorable timing impact from the marketing fund.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
System Size

	Rooms
	September 30, 2022	September 30, 2021	YOY Change (bps)
United States	492,900	486,800	130
International	343,100	315,800	860
Global	836,000	802,600	420
The Company's global system grew 4%, reflecting 1% growth in the U.S. and 9% growth internationally. As expected, these increases included strong growth in both the higher RevPAR midscale and above segments in the U.S. and the direct franchising business in China, which grew 6% and 8%, respectively, as well as 80 basis points of growth globally and 200 basis points internationally from the acquisition of the Vienna House brand.
RevPAR

	Third Quarter 2022	YOY Constant Currency % Change	Constant Currency % Change vs. 2019
United States	$59.15	2%	10%
International	34.79	46	17
Global	49.17	12	11
Third quarter global RevPAR grew by 12% in constant currency compared to 2021 as the U.S. grew 2% and international grew 46%. Global RevPAR was 111% of 2019 levels in constant currency, with the U.S. at 110% and international at 117%. The increases compared to both 2021 and 2019 were driven primarily by stronger pricing power.

Business Segment Discussion

	Revenue			Adjusted EBITDA
	Third Quarter 2022	Third Quarter 2021	% Change	Third Quarter 2022	Third Quarter 2021	% Change
Hotel Franchising	$367	$337	9%	$201	$193	4%
Hotel Management	40	126	(68)	7	16	(56)
Corporate and Other	—	—	—	(17)	(15)	(13)
Total Company	$407	$463	(12)	$191	$194	(2)
Hotel Franchising revenues increased 9% year-over-year to $367 million primarily due to the global RevPAR increase and higher license fees. Hotel Franchising adjusted EBITDA of $201 million increased 4% reflecting the growth in revenues, partially offset by an unfavorable timing impact from the marketing fund, excluding which Hotel Franchising adjusted EBITDA would have increased 12%.
Hotel Management revenues decreased 68% year-over-year to $40 million, including a $54 million decrease in cost-reimbursement revenues, which have no impact on adjusted EBITDA. Absent cost-reimbursements, Hotel Management revenues decreased $32 million, or 80%, and adjusted EBITDA decreased $9 million reflecting the exit of the Company's select-service management business and owned hotels.
During the third quarter 2022, the Company's marketing fund revenues exceeded expenses by $12 million; while in third quarter 2021, the Company's marketing fund revenues exceeded expenses by $19 million.
Development
The Company awarded 214 new contracts this quarter compared to 151 in the third quarter 2021. On September 30, 2022, the Company's global development pipeline consisted of over 1,600 hotels and over 212,000 rooms, of which approximately 76% is in the midscale and above segments (61% in the U.S.). The pipeline grew 10% year-over-year - 24% in the U.S. and 2% internationally. Approximately 60% of the Company’s development pipeline is international and 80% is new construction, of which approximately 36% has broken ground. The pipeline includes 120 new contracts awarded for the Company's new extended-stay brand since its launch in March 2022.
Acquisition of Vienna House
On September 8, 2022, the Company completed the acquisition of the Vienna House brand, adding an upscale and midscale portfolio of over 40 hotels and more than 6,400 rooms to the Company's existing footprint in the EMEA region. The purchase price was $44 million.
Cash and Liquidity
The Company generated year-to-date net cash provided by operating activities of $349 million and free cash flow of $321 million. The Company ended the quarter with a cash balance of $286 million and approximately $1.0 billion in total liquidity.

Share Repurchases and Dividends
During the third quarter, the Company repurchased approximately 2.0 million shares of its common stock for $132 million. In October 2022, the Company's Board of Directors increased the Company's share repurchase authorization by $400 million.
The Company paid common stock dividends of $29 million, or $0.32 per share.
Full-Year 2022 Outlook
The Company is updating its outlook as follows:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	~4%	2% - 4%
Year-over-year global RevPAR growth	14 - 16%	12% - 16%
Fee-related and other revenues	$1.33 - $1.34 billion	$1.29 - $1.32 billion
Adjusted EBITDA	$636 - $644 million	$611 - $631 million
Adjusted net income	$349 - $354 million	$323 - $334 million
Adjusted diluted EPS	$3.84 - $3.89	$3.51 - $3.63
Free cash flow conversion rate (a)	~55%	~55%

(a)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Wednesday, October 26, 2022 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 225-9448 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on October 26, 2022. A telephone replay will be available for approximately ten days beginning at noon ET on October 26, 2022 at 800 839-4197.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,100 hotels across over 95 countries on six continents. Through its network of approximately 836,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 23 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers over 97 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to the Company’s current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends, restructuring charges and statements related to the coronavirus pandemic ("COVID-19"). Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from COVID-19, its scope, duration, resurgence and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to COVID-19; the Company’s performance during the recovery from COVID-19 and any resurgence or mutations of the virus; various actions governments, businesses and individuals continue to take in response to the pandemic, including stay-in-place directives (including, for instance, quarantine and isolation guidelines and mandates), safety mitigation guidance, as well as the timing, availability and adoption rates of vaccinations, booster shots and other treatments for COVID-19; concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; risks related to restructuring or strategic initiatives; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues
Royalties and franchise fees	$152	$144	$394	$344
Marketing, reservation and loyalty	159	149	416	353
Management and other fees	3	32	54	82
License and other fees	28	20	74	60
Other	33	32	107	92
Fee-related and other revenues	375	377	1,045	931
Cost reimbursements	32	86	119	242
Net revenues	407	463	1,164	1,173

Expenses
Marketing, reservation and loyalty	147	130	384	327
Operating	20	33	85	92
General and administrative	29	30	88	81
Cost reimbursements	32	86	119	242
Depreciation and amortization	18	23	58	70
Gain on asset sale, net	—	—	(35)	—
Separation-related	1	—	—	3
Total expenses	247	302	699	815

Operating income	160	161	465	358
Interest expense, net	21	22	60	73
Early extinguishment of debt	—	—	2	18

Income before income taxes	139	139	403	267
Provision for income taxes	38	36	104	72
Net income	$101	$103	$299	$195

Earnings per share
Basic	$1.13	$1.10	$3.28	$2.09
Diluted	1.13	1.09	3.26	2.08

Weighted average shares outstanding
Basic	89.5	93.6	91.2	93.5
Diluted	89.9	94.1	91.7	93.9

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2022	$272	$335	$367	n/a	n/a
2021	209	283	337	$270	$1,099
2020	243	182	236	202	863
2019	269	331	379	300	1,279
Adjusted EBITDA (a)
2022	$155	$185	$201	n/a	n/a
2021	105	166	193	$128	$592
2020	110	86	119	77	392
2019	115	164	197	153	629

Hotel Management
Net revenues
2022	$99	$51	$40	n/a	n/a
2021	94	123	126	$122	$466
2020	167	76	101	94	437
2019	197	201	180	190	768
Adjusted EBITDA
2022	$20	$6	$7	n/a	n/a
2021	5	16	16	$19	$57
2020	17	(4)	2	(1)	13
2019	16	16	13	21	66

Corporate and Other
Net revenues
2022	$—	$—	$—	n/a	n/a
2021	—	—	—	$—	$—
2020	—	—	—	—	—
2019	2	1	1	2	6
Adjusted EBITDA
2022	$(16)	$(16)	$(17)	n/a	n/a
2021	(13)	(14)	(15)	$(16)	$(59)
2020	(18)	(16)	(18)	(18)	(69)
2019	(18)	(19)	(18)	(19)	(74)

Table 2 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Company
Net revenues
2022	$371	$386	$407	n/a	n/a
2021	303	406	463	$392	$1,565
2020	410	258	337	296	1,300
2019	468	533	560	492	2,053
Net income/(loss)
2022	$106	$92	$101	n/a	n/a
2021	24	68	103	$48	$244
2020	22	(174)	27	(7)	(132)
2019	21	26	45	64	157
Adjusted EBITDA (a)
2022	$159	$175	$191	n/a	n/a
2021	97	168	194	$131	$590
2020	109	66	103	58	336
2019	113	161	192	155	621

NOTE: Amounts include the results of the Company's Wyndham Grand Bonnet Creek Resort and Wyndham Grand Rio Mar Resort, which were sold in March 2022 and May 2022, respectively, and its select-service management business, which was exited in March 2022, through their sale/exit dates. Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.
(a)    Adjusted EBITDA for 2019 and 2020 has been recast to exclude the amortization of development advance notes to be consistent with the presentation adopted in 2021.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net income	$299	$195
Depreciation and amortization	58	70
Gain on asset sale, net	(35)	—
Loss on early extinguishment of debt	2	18
Trade receivables	(1)	(10)
Accounts payable, accrued expenses and other current liabilities	4	18
Deferred revenues	20	14
Payments of development advance notes, net	(36)	(25)
Other, net	38	47
Net cash provided by operating activities	349	327
Investing activities
Property and equipment additions	(28)	(23)
Proceeds from asset sales, net (a)	263	—
Acquisition of hotel brand	(44)	—
Other, net	(1)	2
Net cash provided by/(used in) investing activities	190	(21)
Financing activities
Proceeds from long-term debt	400	45
Payments of long-term debt	(404)	(570)
Dividends to shareholders	(88)	(53)
Repurchases of common stock	(313)	(26)
Other, net	(15)	(2)
Net cash used in financing activities	(420)	(606)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(4)	—
Net increase/(decrease) in cash, cash equivalents and restricted cash	115	(300)
Cash, cash equivalents and restricted cash, beginning of period	171	493
Cash, cash equivalents and restricted cash, end of period	$286	$193

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities (b)	$107	$147	$349	$327
Less: Property and equipment additions	(10)	(6)	(28)	(23)
Free cash flow	$97	$141	$321	$304

(a)    Includes proceeds of $179 million, net of transaction costs, received from the Company's sales of the Wyndham Grand Bonnet Creek Resort and the Wyndham Grand Rio Mar Resort and $84 million of proceeds from CorePoint Lodging related to the Company's exit of its select-service management business.
(b)    Third quarter year-over-year decline primarily relates to higher payments of development advance notes and the timing of working capital.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

	As of September 30, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$286	$171
Trade receivables, net	253	246
Assets held for sale	—	154
Property and equipment, net	102	106
Goodwill and intangible assets, net	3,135	3,200
Other current and non-current assets	434	392
Total assets	$4,210	$4,269

Liabilities and stockholders' equity
Total debt	$2,078	$2,084
Other current liabilities	385	376
Deferred income tax liabilities	347	366
Other non-current liabilities	344	354
Total liabilities	3,154	3,180
Total stockholders' equity	1,056	1,089
Total liabilities and stockholders' equity	$4,210	$4,269

Our outstanding debt was as follows:
	As of September 30, 2022	As of December 31, 2021
$750 million revolving credit facility (due April 2027)	$—	$—
Term loan A (due April 2027)	399	—
Term loan B (due May 2025)	1,139	1,541
4.375% senior unsecured notes (due August 2028)	494	493
Finance leases	46	50
Total debt	2,078	2,084
Cash and cash equivalents	286	171
Net debt	$1,792	$1,913

Our outstanding debt as of September 30, 2022 matures as follows:
Amount
Within 1 year	$15
Between 1 and 2 years	26
Between 2 and 3 years	1,170
Between 3 and 4 years	37
Between 4 and 5 years	321
Thereafter	509
Total	$2,078

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Nine Months Ended September 30,
	2022	2021	Change	% Change
Beginning Room Count (January 1)
United States	490,600	487,300	3,300	1%
International	319,500	308,600	10,900	4
Global	810,100	795,900	14,200	2

Additions
United States	19,600	16,000	3,600	23
International (a)	32,500	16,500	16,000	97
Global	52,100	32,500	19,600	60

Deletions
United States	(17,300)	(16,500)	(800)	(5)
International	(8,900)	(9,300)	400	4
Global	(26,200)	(25,800)	(400)	(2)

Ending Room Count (September 30)
United States	492,900	486,800	6,100	1
International	343,100	315,800	27,300	9
Global	836,000	802,600	33,400	4%

	As of September 30,				FY 2019 Royalty Contribution (b)
	2022	2021	Change	% Change
System Size
United States
Economy	237,400	244,600	(7,200)	(3%)
Midscale and Upper Midscale	236,300	223,900	12,400	6
Upscale and Above	19,200	18,300	900	5
Total United States	492,900	486,800	6,100	1%	86%

International
Greater China	158,500	151,100	7,400	5%	3
Rest of Asia Pacific	29,500	29,000	500	2	1
Europe, the Middle East and Africa (a)	77,900	65,700	12,200	19	4
Canada	39,100	39,700	(600)	(2)	5
Latin America	38,100	30,300	7,800	26	1
Total International	343,100	315,800	27,300	9%	14

Global	836,000	802,600	33,400	4%	100%

(a)    Includes 6,400 Vienna House rooms acquired in the third quarter of 2022.
(b)    FY 2019 provided to illustrate pre-pandemic results.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended September 30, 2022	Constant Currency % Change (a)	Three-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$51.16	—%	14%
Midscale and Upper Midscale	64.90	4	8
Upscale and Above	101.21	8	(7)
Total United States	$59.15	2%	10%

International
Greater China	$14.97	(5%)	(21%)
Rest of Asia Pacific	33.34	89	(11)
Europe, the Middle East and Africa	54.93	76	42
Canada	72.55	38	15
Latin America	42.52	143	66
Total International	$34.79	46%	17%

Global	$49.17	12%	11%

	Three Months Ended September 30,
	2022	2021	% Change
Average Royalty Rate
United States	4.6%	4.6%	—
International	2.1%	2.2%	(10 bps)
Global	3.9%	4.1%	(20 bps)

	Nine Months Ended September 30, 2022	Constant Currency % Change (a)	Three-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$44.31	9%	13%
Midscale and Upper Midscale	58.03	17	5
Upscale and Above	96.36	34	(7)
Total United States	$52.32	15%	8%

International
Greater China	$13.84	(13%)	(27%)
Rest of Asia Pacific	27.46	43	(23)
Europe, the Middle East and Africa	43.58	121	13
Canada	52.41	60	6
Latin America	36.85	150	45
Total International	$28.19	50%	—%

Global	$42.58	22%	4%

	Nine Months Ended September 30,
	2022	2021	% Change
Average Royalty Rate
United States	4.6%	4.6%	—
International	2.1%	2.2%	(10 bps)
Global	4.0%	4.1%	(10 bps)

(a)    International excludes the impact of currency exchange movements.
(b)    Compares 2022 to 2019; international excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR
2022	$33.08	$43.74	$48.61	n/a	n/a
2021	$24.02	$35.69	$44.67	$34.77	$34.85
2020	$25.90	$17.05	$28.83	$23.19	$23.74
2019	$33.76	$42.04	$45.23	$34.51	$38.91
U.S. RevPAR
2022	$41.01	$54.70	$58.45	n/a	n/a
2021	$29.68	$46.99	$56.38	$42.45	$43.95
2020	$31.43	$23.19	$36.06	$27.28	$29.50
2019	$37.69	$48.65	$51.93	$37.96	$44.09
International RevPAR
2022	$21.05	$26.80	$33.90	n/a	n/a
2021	$15.26	$18.21	$26.62	$23.13	$20.86
2020	$17.39	$7.66	$17.39	$16.71	$14.75
2019	$27.56	$31.59	$34.79	$29.15	$30.80
Global Rooms (a)
2022	793,200	799,200	816,300	n/a	n/a
2021	748,700	752,500	758,600	769,400	769,400
2020	769,000	754,700	748,200	746,500	746,500
2019	745,300	751,300	758,400	770,200	770,200
U.S. Rooms
2022	486,600	487,600	488,100	n/a	n/a
2021	452,500	454,200	458,000	465,100	465,100
2020	463,900	460,200	459,600	452,600	452,600
2019	454,900	457,600	460,100	464,600	464,600
International Rooms (a)
2022	306,600	311,600	328,200	n/a	n/a
2021	296,200	298,300	300,600	304,300	304,300
2020	305,100	294,500	288,600	293,900	293,900
2019	290,400	293,700	298,300	305,600	305,600

Hotel Management
Global RevPAR
2022	$56.55	$65.13	$71.54	n/a	n/a
2021	$38.17	$56.08	$64.63	$57.57	$53.81
2020	$50.00	$20.67	$34.34	$32.91	$34.67
2019	$63.25	$66.67	$66.65	$59.19	$64.01
U.S. RevPAR
2022	$69.92	$135.35	$126.34	n/a	n/a
2021	$42.89	$67.42	$78.27	$66.77	$63.20
2020	$54.35	$23.21	$39.12	$34.14	$37.97
2019	$65.58	$71.61	$70.75	$60.89	$67.32
International RevPAR
2022	$40.26	$40.89	$53.57	n/a	n/a
2021	$27.12	$31.20	$37.53	$40.96	$34.31
2020	$38.07	$13.78	$23.16	$29.86	$26.21
2019	$55.12	$49.53	$52.49	$53.67	$52.69
Global Rooms
2022	20,100	19,700	19,700	n/a	n/a
2021	48,500	45,500	44,000	40,700	40,700
2020	59,300	58,200	55,800	49,400	49,400
2019	66,800	65,200	63,400	60,800	60,800
U.S. Rooms
2022	5,300	4,800	4,800	n/a	n/a
2021	33,500	30,600	28,800	25,500	25,500
2020	42,900	41,800	38,100	34,700	34,700
2019	51,700	50,700	49,100	45,600	45,600
International Rooms
2022	14,800	14,900	14,900	n/a	n/a
2021	15,000	14,900	15,200	15,200	15,200
2020	16,400	16,400	17,700	14,700	14,700
2019	15,100	14,500	14,300	15,200	15,200

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2022	$34.06	$44.28	$49.17	n/a	n/a
2021	$24.90	$36.92	$45.80	$35.99	$35.95
2020	$27.68	$17.31	$29.23	$23.84	$24.51
2019	$36.21	$44.06	$46.94	$36.36	$40.92
U.S. RevPAR
2022	$42.11	$55.57	$59.15	n/a	n/a
2021	$30.62	$48.37	$57.73	$43.84	$45.19
2020	$33.45	$23.19	$36.31	$27.80	$30.20
2019	$40.56	$50.98	$53.79	$40.09	$46.39
International RevPAR
2022	$21.95	$27.46	$34.79	n/a	n/a
2021	$15.83	$18.84	$27.15	$23.99	$21.52
2020	$18.45	$7.96	$17.72	$17.37	$15.35
2019	$28.92	$32.47	$35.63	$30.29	$31.85
Global Rooms (a)
2022	813,300	818,900	836,000	n/a	n/a
2021	797,200	798,000	802,600	810,100	810,100
2020	828,300	812,900	804,000	795,900	795,900
2019	812,100	816,600	821,800	831,000	831,000
U.S. Rooms
2022	491,900	492,400	492,900	n/a	n/a
2021	486,000	484,800	486,800	490,600	490,600
2020	506,800	502,000	497,700	487,300	487,300
2019	506,600	508,300	509,200	510,200	510,200
International Rooms (a)
2022	321,400	326,500	343,100	n/a	n/a
2021	311,200	313,200	315,800	319,500	319,500
2020	321,500	310,900	306,300	308,600	308,600
2019	305,500	308,300	312,600	320,800	320,800

NOTE: Amounts may not foot due to rounding. Results reflect the reclassification of rooms from the Hotel Management segment to the Hotel Franchising segment related to the CorePoint Lodging asset sales, including approximately 19,000 rooms in first quarter 2022.
(a)    Includes 6,400 Vienna House rooms acquired in the third quarter of 2022.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income/(Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2022
Net income	$106	$92	$101
Provision for income taxes	34	31	38
Depreciation and amortization	24	17	18
Interest expense, net	20	20	21
Early extinguishment of debt (a)	—	2	—
Stock-based compensation expense	8	9	8
Development advance notes amortization (b)	3	3	3
Separation-related (income)/expenses (c)	—	(1)	1
Gain on asset sale, net (d)	(36)	1	—
Foreign currency impact of highly inflationary countries (e)	—	1	1
Adjusted EBITDA	$159	$175	$191

2021
Net income	$24	$68	$103	$48	$244
Provision for income taxes	11	25	36	19	91
Depreciation and amortization	24	24	23	25	95
Interest expense, net	28	22	22	22	93
Early extinguishment of debt (a)	—	18	—	—	18
Stock-based compensation expense	5	8	7	8	28
Development advance notes amortization (b)	2	2	3	3	11
Impairments, net (f)	—	—	—	6	6
Separation-related expenses (c)	2	1	—	—	3
Foreign currency impact of highly inflationary countries (e)	1	—	—	—	1
Adjusted EBITDA	$97	$168	$194	$131	$590

2020
Net income/(loss)	$22	$(174)	$27	$(7)	$(132)
Provision for/(benefit from) income taxes	9	(48)	15	(2)	(26)
Depreciation and amortization	25	25	24	24	98
Interest expense, net	25	28	29	30	112
Stock-based compensation expense	4	5	5	5	19
Development advance notes amortization (b)	2	2	2	2	9
Impairments, net (f)	—	206	—	—	206
Restructuring costs (g)	13	16	—	5	34
Transaction-related expenses, net (h)	8	5	—	—	12
Separation-related expenses (c)	1	—	—	1	2
Foreign currency impact of highly inflationary countries (e)	—	—	1	—	2
Adjusted EBITDA	$109	$66	$103	$58	$336

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Development advance notes amortization (b)	2	2	2	2	8
Impairment, net (i)	—	45	—	—	45
Contract termination costs (j)	—	9	34	(1)	42
Restructuring costs (k)	—	—	—	8	8
Transaction-related expenses, net (h)	7	11	12	10	40
Separation-related expenses (c)	21	1	—	—	22
Transaction-related item (l)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (e)	1	—	3	1	5
Adjusted EBITDA	$113	$161	$192	$155	$621

NOTE: Amounts may not add due to rounding.
(a)    Amount in 2022 relates to non-cash charges associated with the Company’s extension of its revolving credit facility and the prepayment of $400 million of its term loan B. Amount in 2021 relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes.
(b)    Represents the non-cash amortization of development advance notes, which is now excluded from adjusted EBITDA to reflect how the Company's chief operating decision maker reviews operating performance.
(c)    Represents costs associated with the Company's spin-off from Wyndham Worldwide.
(d)    Represents net gain on sale of the Company's owned hotel, the Wyndham Grand Bonnet Creek Resort. There was no gain or loss on sale of the Company's Wyndham Grand Rio Mar Resort as the proceeds received approximated adjusted net book value.
(e)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.
(f)    2021 represents a non-cash charge to reduce the carrying values of the Company's owned hotels long-lived assets to their fair value in connection with the Company's Board approval of a plan to sell these assets in 2022. 2020 represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset.
(g)    Represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.
(h)    Primarily relates to integration costs incurred in connection with the Company's acquisition of La Quinta.
(i)    Represents a non-cash charge associated with the termination of certain hotel-management arrangements.
(j)    Represents costs associated with the termination of certain hotel-management arrangements.
(k)    Represents a charge related to enhancing the Company's organizational efficiency and rationalizing our operations.
(l)    Represents the one-time fee credit related to the Company's agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Diluted earnings per share	$1.13	$1.09	$3.26	$2.08

Net income	$101	$103	$299	$195

Adjustments:
Acquisition-related amortization expense (a)	7	9	25	27
Early extinguishment of debt (b)	—	—	2	18
Foreign currency impact of highly inflationary countries	1	—	2	1
Gain on asset sale, net (c)	—	—	(35)	—
Separation-related expenses	1	—	—	3
Total adjustments before tax	9	9	(6)	49
Income tax provision/(benefit) (d)	2	3	(3)	12
Total adjustments after tax	7	6	(3)	37
Adjusted net income	$108	$109	$296	$232
Adjustments - EPS impact	0.08	0.07	(0.04)	0.39
Adjusted diluted EPS	$1.21	$1.16	$3.22	$2.47

Diluted weighted average shares outstanding	89.9	94.1	91.7	93.9

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Amount in 2022 relates to non-cash charges associated with the Company’s extension of its revolving credit facility and the prepayment of $400 million of its term loan B. Amount in 2021 relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes.
(c)    Represents net gain on sale of the Company's owned hotel, the Wyndham Grand Bonnet Creek Resort. There was no gain or loss on sale of the Company's Wyndham Grand Rio Mar Resort as the proceeds received approximated adjusted net book value.
(d)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2022 OUTLOOK
As of October 25, 2022
(In millions, except per share data)

2022 Outlook
Fee-related and other revenues	$1,327 - 1,343
Adjusted EBITDA (a)	636 - 644
Depreciation and amortization expense (b)	44 - 46
Development advance notes amortization expense	12
Stock-based compensation expense	32 - 34
Interest expense, net	81 - 83
Adjusted income before income taxes	464 - 472
Income tax expense (c)	115 - 118
Adjusted net income (a)	$349 - 354

Adjusted diluted EPS	$3.84 - 3.89

Diluted shares (d)	91.0

Marketing, reservation and loyalty funds (e)	Approx. $20

Capital expenditures	Approx. $40
Development advance notes	Approx. $55

Free cash flow conversion rate (f)	Approx. 55%

Year-over-Year Growth
Global RevPAR (g)	14% - 16%
Number of rooms	~4%

(a)    Includes $18 million from the Company's Wyndham Grand Bonnet Creek Resort and Wyndham Grand Rio Mar Resort, which were sold in March 2022 and May 2022, respectively, and its select-service management business, which was exited in March 2022. Net income for full-year 2021 was $244 million. Please see Table 7 for reconciliation.
(b)    Excludes amortization of acquisition-related intangible assets of ~$32 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after September 30, 2022.
(e)    Represents recovery of $49 million investment made by the Company in 2020. Combined with $18 million recovered in 2021, the Company expects to have recaptured $38 million of the $49 million investment, with the remaining $11 million expected to be recaptured in future years.
(f)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow. Free cash flow plus capital expenditures equals net cash from operating activities. Net cash provided by operating activities was $426 million during 2021.
(g)    Outlook represents global RevPAR growth of 0% to 2% compared to 2019.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income/(loss) and diluted earnings/(loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), (gain)/loss on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income/(loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income/(loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
During the first quarter of 2021, the Company modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how the Company's chief operating decision maker reviews operating performance beginning in 2021. The Company has applied the modified definition of adjusted EBITDA to all periods presented.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: See Table 3 for definition.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.